Exhibit 23.5

CONSENT OF EVERCORE GROUP L.L.C.

March 30, 2018

Conflicts Committee of the Board of Directors of

Tallgrass MLP GP, LLC, the general partner of

Tallgrass Energy Partners, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Members of the Conflicts Committee:

We hereby consent to (i) the inclusion of our opinion letter, dated March 26, 2018, to the Conflicts Committee of the Board of Directors of Tallgrass MLP GP, LLC as Annex C to the proxy statement/prospectus included in the initially filed Registration Statement on Form S-4 of Tallgrass Energy GP, LP, a Delaware limited partnership filed on March 30, 2018 (the “Registration Statement”) relating to the proposed merger of Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), with and into Razor Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinion of Evercore—Financial Advisor to the TEP Conflicts Committee,” “The Merger—Background of the Merger,” “The Merger—Certain Financial Projections,” “The Merger—Opinion of Evercore—Financial Advisor to the TEP Conflicts Committee,” and “Part II. Information Not Required in Prospectus—Item 21. Exhibits and Financial Statement Schedules” of the proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Name:	Robert A. Pacha
Title:	Senior Managing Director